                                EXHIBIT 23


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Foremost Corporation of America
Grand Rapids, Michigan

We hereby consent to the incorporation by reference of our reports dated February 12, 1999, relating to the consolidated financial statements and schedules of Foremost Corporation of America appearing in the Company's annual report on Form 10-K for the year ended December 31, 1998, in that Corporation's previously filed Form S-8 Registration Statements for its Directors' Restricted Stock Plan and Long-Term Incentive Plan (No. 33-96692), Non-Qualified Stock Option Plan (No. 33-96694), Restricted Stock Plan (No. 333-46963), Executive Stock Purchase Plan (No. 333-63981) and Stock Option Plan of 1998 (No. 333-63979).


/S/ BDO SEIDMAN, LLP
Grand Rapids, Michigan
March 15, 1999